Exhibit 99.1

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2014 First Quarter Results

OXNARD, CA, June 27, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its first quarter ended May 31, 2013. Highlights for the quarter include:

  Consolidated first quarter revenue of $53.7 million, up 22.5% compared to the first quarter last year with Wireless Datacom revenue up 29% over prior year first quarter to $40.9 million.
  First quarter GAAP net income of $1.7 million, or $0.05 per diluted share, compared to $4.2 million, or $0.14 per diluted share for the first quarter last year.
  Adjusted Basis (non-GAAP) net income of $5.6 million, or $0.16 per diluted share, compared to $5.3 million, or $0.18 per diluted share, for the same period last year.
  Net cash provided by operations for the first quarter of $5.8 million, and total cash balance at May 31, 2013 of $24.5 million.

Commenting on the first quarter results, Michael Burdiek, CalAmp’s President and Chief Executive Officer said, “We’re off to a strong start in fiscal 2014. In the first quarter, our Wireless Datacom segment revenue increased 29% year-over-year driven by continued momentum from our Mobile Resource Management (MRM) products and contributions from our Wireless Matrix acquisition that was completed at the beginning of the first quarter. The Wireless Datacom gross margin improved to 39.1% due mainly to higher margin subscription revenue from our Wireless Matrix acquisition. In addition, rapid progress on the integration front during the first quarter resulted in lower than expected operating expenses from the acquired operations of Wireless Matrix. In our Satellite segment, we saw improving margins along with some growth resulting in a meaningful impact to our bottom line results. We believe our unique hardware, software and service portfolio, supported by expanding channel partnerships with global reach, has given us the leverage to win an increasing share of Machine-to-Machine (M2M) market opportunities as they emerge.”

Fiscal 2014 First Quarter Results
Total revenue for the fiscal 2014 first quarter was $53.7 million compared to $43.9 million for the first quarter of fiscal 2013, an increase of 22.5%. Wireless Datacom revenue increased to $40.9 million from $31.7 million in the same period last year, and Satellite revenue was $12.9 million compared to $12.2 million in the first quarter last year.

Consolidated gross profit for the fiscal 2014 first quarter was $18.5 million, an increase of $4.8 million over the same quarter last year that was primarily driven by higher revenue. The consolidated gross margin was 34.4% in the fiscal 2014 first quarter, up from 31.2% in the first quarter last year. The increase in consolidated gross margin reflects the higher proportion of total revenues represented by the Wireless Datacom segment in fiscal 2014 versus the prior year and, within Wireless Datacom, the shift in revenue mix toward higher margin subscription-based revenues associated with the Wireless Matrix acquisition.

CalAmp Reports Fiscal 2014 First Quarter Results
June 27, 2013

GAAP net income for the fiscal 2014 first quarter was $1.7 million, or $0.05 per diluted share, compared to net income of $4.2 million, or $0.14 per diluted share, in the first quarter of last year. The lower GAAP net income is due in part to the elimination of substantially all of the Company’s deferred income tax asset valuation allowance at the end of fiscal 2013 that caused GAAP basis income tax expense to revert to a level that reflects full statutory tax rates beginning in the first quarter of fiscal 2014. Despite this, on a cash basis, the Company’s pretax income is still largely sheltered from taxation by net operating loss (NOL) carryforwards, and is expected to remain so for the next few years.

Non-GAAP net income for the fiscal 2014 first quarter was $5.6 million, or $0.16 per diluted share, compared to non-GAAP net income of $5.3 million, or $0.18 per diluted share, for the same quarter last year. Non-GAAP earnings exclude the impact of intangibles amortization, stock-based compensation and acquisition-related expenses, and include income tax expense that reflects cash taxes paid for the period after giving effect to the utilization of NOL and tax credit carryforwards. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of May 31, 2013, the Company had total cash of $24.5 million and an outstanding bank term loan of $4.8 million. Net cash provided by operating activities during the first quarter was $5.8 million, and the unused borrowing capacity on the bank revolver as of the end of the first quarter was $10.2 million.

Business Outlook
Commenting on the Company’s business outlook, Mr. Burdiek said, “Based on our latest projections, we expect fiscal 2014 second quarter consolidated revenues to be in the range of $53 to $57 million. We anticipate that Wireless Datacom second quarter revenues will be up moderately on a sequential basis and up significantly year-over-year. We expect Satellite second quarter revenues to be down slightly on a sequential basis, but up year-over-year. At the bottom line, we expect second quarter GAAP basis net income in the range of a $0.04 to $0.08 per diluted share, and non-GAAP net income in the range of $0.14 to $0.18 per diluted share. Looking further ahead, we continue to expect that the second half of fiscal 2014 will be stronger than the first half of the year, as several previously announced opportunities as well as recently launched products begin ramping up, and we realize the full benefit of synergies from our Wireless Matrix acquisition.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss first quarter results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp’s President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 416358. An audio replay will be available through July 4, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 416358.

Additionally, a live webcast of the call will be available on CalAmp’s web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp’s web site.

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CalAmp Reports Fiscal 2014 First Quarter Results
June 27, 2013

About CalAmp
CalAmp Corp. (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex M2M deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently analyzing business critical data and desired intelligence from high-value fixed and mobile remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the automatic federal budget cuts required pursuant to the sequester that took effect on March 1, 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, integration issues that may arise in connection with the Wireless Matrix acquisition that was consummated on March 4, 2013, and other risks or uncertainties that are described in the Company’s Annual Report on Form 10-K that was filed on April 25, 2013 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

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CalAmp Reports Fiscal 2014 First Quarter Results
June 27, 2013

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	May 31,
	2013	2012
Revenues	$53,746	$43,861
Cost of revenues	35,265	30,185
Gross profit	18,481	13,676
Operating expenses:
Research and development	5,158	3,172
Selling	4,985	2,808
General and administrative	3,812	3,098
Intangible asset amortization	1,649	317
	15,604	9,395
Operating income	2,877	4,281
Non-operating expense, net	(169)	(90)
Income before income taxes	2,708	4,191
Income tax provision	(1,023)	(9)
Net income	$1,685	$4,182

Earnings per share:
Basic	$0.05	$0.15
Diluted	$0.05	$0.14

Shares used in computing earnings per share:
Basic	34,566	27,925
Diluted	35,663	29,263

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended
	May 31,
	2013	2012
Revenues
Wireless DataCom	$40,865	$31,671
Satellite	12,881	12,190
Total revenues	$53,746	$43,861

Gross profit
Wireless DataCom	$15,960	$11,745
Satellite	2,521	1,931
Total gross profit	$18,481	$13,676

Operating income (loss)
Wireless DataCom	$2,366	$4,391
Satellite	1,548	1,080
Corporate expenses	(1,037)	(1,190)
Total operating income	$2,877	$4,281

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CalAmp Reports Fiscal 2014 First Quarter Results
June 27, 2013

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	February 28,
	2013	2013
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$24,495	$63,101
Accounts receivable, net	25,501	19,111
Inventories	12,443	13,516
Deferred income tax assets	6,858	6,400
Prepaid expenses and other current assets	5,449	4,641
Total current assets	74,746	106,769
Property, equipment and improvements, net	4,448	2,778
Deferred income tax assets, less current portion	33,166	34,616
Goodwill	18,304	1,112
Other intangible assets, net	28,574	4,603
Other assets	1,156	893
	$160,394	$150,771

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,145	$2,261
Accounts payable	15,882	11,871
Accrued payroll and employee benefits	4,199	5,298
Deferred revenue	6,626	6,410
Other current liabilities	4,203	3,109
Total current liabilities	33,055	28,949

Long-term debt	5,409	2,434
Other non-current liabilities	1,990	1,839

Stockholders’ equity:
Common stock	351	350
Additional paid-in capital	203,073	202,368
Accumulated deficit	(83,419)	(85,104)
Accumulated other comprehensive loss	(65)	(65)
Total stockholders’ equity	119,940	117,549
	$160,394	$150,771

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CalAmp Reports Fiscal 2014 First Quarter Results
June 27, 2013

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Three Months Ended
	May 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,685	$4,182
Depreciation and amortization	2,067	537
Stock-based compensation expense	631	858
Amortization of debt issue costs and discount	88	41
Deferred tax assets, net	992	-
Changes in operating working capital	321	(2,423)
Net cash provided by operating activities	5,784	3,195

Cash flows from investing activities:
Capital expenditures	(404)	(435)
Navman Wireless asset purchase agreement	-	(1,000)
Wireless Matrix acquisition, net of cash acquired	(46,837)	-
Collections on note receivable	-	140
Net cash used in investing activities	(47,241)	(1,295)

Cash flows from financing activities:
Proceeds from bank term loan	5,000	-
Debt repayments	(2,224)	(200)
Taxes paid related to net share settlement of vested equity awards	(258)	(92)
Proceeds from exercise of stock options and warrants	333	106
Net cash provided (used) by financing activities	2,851	(186)

Net change in cash and cash equivalents	(38,606)	1,714
Cash and cash equivalents at beginning of period	63,101	5,601
Cash and cash equivalents at end of period	$24,495	$7,315

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CalAmp Reports Fiscal 2014 First Quarter Results
June 27, 2013

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

“GAAP” refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor’s overall understanding of the financial performance and future prospects of CalAmp’s core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended
	May 31,
	2013	2012
GAAP basis pretax income	$2,708	$4,191

Amortization of intangible assets	1,649	317
Stock-based compensation expense	631	858
Acquisition and integration expenses	637	-
Pretax income (non-GAAP basis)	5,625	5,366

Income tax provision (non-GAAP basis) (a)	(32)	(59)
Adjusted Basis net income	$5,593	$5,307

Adjusted Basis net income per diluted share	$0.16	$0.18

Weighted average common shares outstanding
on diluted basis	35,663	29,263

(a)	The non-GAAP income tax provision represents cash taxes paid for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

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